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                                                                    EXHIBIT 99.2


                               FOR IMMEDIATE RELEASE

                       HEURISTIC DEVELOPMENT GROUP ANNOUNCES
               LETTER OF INTENT TO MERGE WITH VIRTUAL COMMUNITIES, INC.

LOS ANGELES, CALIFORNIA, APRIL 6, 1999 - Heuristic Development Group, Inc. ("HDG") (NASDAQ:IFIT) announced today that it has entered into a Letter of Intent to merge with Virtual Communities, Inc., a privately held developer and publisher of Internet based communities.

Founded by President and CEO Avi Moskowitz, VCI currently produces three sites: Virtual Jerusalem (virtualjerusalem.com), Virtual HolyLand (virtualholyland.com) and Virtual Ireland (virtualireland.com). With over
5.6 million page views during January, 1999, Virtual Jerusalem represents the largest aggregated community on the Internet for Jewish and Israel related content. Virtual Jerusalem currently has over 150 agreements with content partners and advertisers and is a portal to over 9,000 Jewish related sites. The Virtual HolyLand site, launched on Christmas Day 1998, is focused on the 70 million members of the Evangelical Christian Community for whom the Land of the Bible is a constant focus. The Virtual Ireland site was launched in March 1999 and is targeted to approximately 50 million persons of Irish descent in the U.S. In late February, the Company began to implement its marketing plan which includes a radio, print and television campaign and a keyword agreement with Yahoo!.

Under the proposed merger, HDG would acquire VCI in an all stock transaction. HDG's existing common stock and Class A and Class B warrants would remain outstanding. VCI's stockholders would receive approximately 11.1 million shares of HDG common stock (subject to adjustment), representing approximately 87% of HDG's common stock after the merger (assuming no exercise of HDG warrants and options). HDG would change its name following the merger to Virtual Communities, Inc. and VCI's Board of Directors and management would become the management of the merged company.

The transaction is expected to close in the second quarter of 1999, subject to the negotiation of definitive agreements and the satisfaction of certain conditions, including obtaining the approval of HDG's and VCI's stockholders and an opinion from an investment banking firm satisfactory to HDG that the transaction is fair to HDG's stockholders.

Avi Moskowitz, VCI's CEO said, "While most Net companies are treating the World Wide Web as if it were yet another mass medium, VCI is concentrating on what makes the Internet and the World Wide Web a truly new medium: the ability to provide information, products, services and community gathering and discussion places specifically tailored for people who are widely dispersed geographically but who share common passions, backgrounds and interests. VCI has taken the lead in figuring out how to build a real business based on this concept of serving virtual communities over the Net."

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Added Jonathan Seybold, HDG's Chairman: "We believe that VCI provides an outstanding opportunity for HDG's shareholders. By developing a group of web-based communities that act as portals for a targeted affinity group, VCI has established a very compelling business model that can be replicated across various demographic groups. With the infrastructure now in place, VCI is positioned to leverage the obvious power of the Internet."

In addition, HDG announced that it is suspending its share repurchase program.

Statements in this release which are not historical facts are "forward looking" statements and "safe harbor statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in HDG's filings with the Securities and Exchange Commission.